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                                                                    Exhibit 23.1



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
OSI Pharmaceuticals, Inc.:


We consent to the use of our report dated November 22, 2002, with respect to the consolidated balance sheets of OSI Pharmaceuticals, Inc. and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2002, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in the method of revenue recognition for certain upfront, non-refundable fees in 2001; the adoption of the provisions of Statement of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets", for acquisitions consummated on or after July 1, 2001; and the adoption of the provisions of Statement of Financial Accounting Standards No. 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" relating to the classification of the effect of early debt extinguishments in 2002.


/s/ KPMG LLP

Melville, New York
March 3, 2003